Exhibit 10.1

PERFORMANCE SHARE UNIT

AWARD AGREEMENT

To:	________________ (“you”)
From:	Human Resources and Compensation Committee of the Board of Directors (the “Committee”)
Subject:	ESCO Technologies Inc. (the “Company”) 2018 Omnibus Incentive Plan (“Plan”) – Fiscal 20 Performance Share Unit Award (“Award”)

1.Award. Effective on the “Award Date” set forth on Exhibit A hereto, the Committee has approved the award to you of the number of Performance Share Units (“PSUs”) set forth on Exhibit A hereto. Each PSU represents the right to receive a number of shares of common stock of the Company (“Shares”) (before tax withholdings) upon satisfaction of all of the terms and conditions set forth in this Award Agreement, including Exhibit A, and in the Plan, a copy of which has been delivered to you. Additional copies of the Plan are available from the Company’s Human Resources Department upon request. The number of PSUs set forth in Exhibit A (the “Target Award”) is equal to the number of Shares that you will earn upon 100% achievement of the Company Performance Goals set forth on Exhibit A. The actual number of Shares that you may earn is dependent on the actual performance of the Company at the end of the Performance Period on Exhibit A compared to the Performance Goals and may be more or less than the Target Award on Exhibit A.

2.Payout Terms.

(a)The Award and the any receipt of Shares is subject to your continued employment at the Company or other entity wholly owned directly or indirectly by the Company (“Subsidiary”) from the Award Date through the close of business on the Vesting Date set forth on Exhibit A. In such event, on the Vesting Date each PSU earned will be converted into the right to receive a number of shares of Company Stock determined according to Exhibit A, and such shares of Company Stock (after deducting sufficient shares to satisfy the Company’s tax withholding obligations) will be issued to you or your brokerage account as of the next trading day after the Vesting Date.

(b)Notwithstanding paragraph 2(a), if there is a Change of Control before the Shares have been issued to you under this Award and either:

(i)If the Change of Control results in the Company’s common stock no longer being publicly held and traded on the New York Stock Exchange before all Shares have been issued to you under this Award and you are and have been continuously employed by the Company or a Subsidiary through and on the effective date of the Change of Control (the “CoC Effective Date”), then (A) below shall apply, or if the conditions in (A) cannot be met then (B) shall apply:

(A)This Award Agreement shall be replaced by an equity award agreement of the Acquirer, provided all of the following conditions are met:

(I)	Acquirer’s common stock is publicly held and widely traded on an established U.S. stock exchange, either NYSE or NASDAQ; and

(II)

The PSUs constituting the Target Award are converted to units of the Acquirer’s common stock at a total value equal to the total value of the Target Award (“Replacement Units”) under an equity award agreement (“Replacement Agreement”) with terms at least as favorable as the terms of this Award Agreement. For the purposes of conversion, the value of the Target Award shall be calculated based on the average closing price of the Company shares for the ten days prior to the Change of Control and the value of the Replacement Units shall be calculated based on the average closing price of common stock of the Acquirer for the ten days prior to the Change of Control. The Replacement Agreement shall provide that each Replacement Unit when vested shall equal one share of Acquirer’s common stock and unless earlier distributed such Acquirer common stock (net of tax withholdings) will be distributed to you three years after the original date of the award of the Target Award (“Replacement Award”). Such Replacement Agreement shall not include the ownership requirements of section 3. The Replacement Agreement shall also provide that (a) Replacement Units shall vest and Acquirer common stock will be issued to you equivalent to such Replacement Units (net of tax withholdings) on the termination of your employment Without Cause or your termination with Good Reason (as defined in the Severance or Executive Severance Agreement), and (b) if you retire with at least 5 years of total employment with the Company and/or the Acquirer (“Retirement”) then you shall receive the number of shares equal to the undistributed shares under this Award multiplied by the percentage which is the number of months elapsed during the Award Term as of the retirement date compared to the total number of months in the Award Term. If prior to the vesting of such Replacement Units your employment ends, other than for Retirement, Without Cause, or with Good Reason (as defined in the Severance or Executive Severance Agreement), Replacement Units shall not vest and the Replacement Award shall be cancelled.

(B)

This Award Agreement shall not be replaced if the Successor Entity determines it will not or cannot replace the Award granted pursuant to this Agreement. In such event, the Award will be converted into the right to receive cash in an amount equal to the Target Award multiplied by the average of the daily closing price of the Company’s common stock on the New York Stock Exchange over the last ten trading days preceding the CoC Effective Date, and such cash will be paid to you (net of tax withholdings) within 30 days after the CoC Effective Date.

(ii)       If before a Change of Control, the PSUs under this Award have not been distributed to you in shares of Company Stock and you have been continuously employed by the Company or a Subsidiary and not more than ninety (90) days prior to the CoC Effective Date your employment with the Company or Subsidiary was terminated not because of your death, Disability, or for Cause, and such termination was done at the request of a third party who, at such time, had taken steps reasonably calculated to effect a Change of Control, and such Change of Control subsequently does occur then this Award will be converted into the right to receive cash in an amount equal to the Target Award multiplied by the average of the daily closing price of the Company’s common stock on the New York Stock Exchange over the last ten trading days preceding the CoC Effective Date, and such cash will be paid to you (net of tax withholdings) within 30 days after the CoC Effective Date.

(iii)      In the event of a Change of Control this subsection 2(b) shall control all distributions of shares and compensation under this Award.

However, in such event, the following additional terms will apply to the Award:

(I)

Notwithstanding the foregoing provisions of this section 2(b), in the event a certified public accounting firm designated by the Committee (the “Accounting Firm”) determines that any payment (whether paid or payable pursuant to the terms of this Award or otherwise and each such payment hereinafter defined as a “Payment” and all Payments in the aggregate hereinafter defined as the “Aggregate Payment”), would subject you to tax under Section 4999 of the Internal Revenue Code of 1986 (“Code”) then such Accounting Firm shall determine whether some amount of payments would meet the definition of a “Reduced Amount”. If the Accounting Firm determines that there is a Reduced Amount, payments shall be reduced so that the Aggregate Payments shall equal such Reduced Amount. For purposes of this clause 2(d)(I), the “Reduced Amount” shall be the largest Aggregate Payment which (A) is less than the sum of all Payments and (B) results in aggregate Net After Tax Receipts which are equal to or greater than the Net After Tax Receipts which would result if Payments were made without regard to this clause 2(c)(I). “Net After Tax Receipt” means the Present Value (defined under Section 280G(d)(4) of the Code) of a Payment net of all taxes imposed on you under Section 1 and 4999 of the Code by applying the highest marginal rate under Section 1 of the Code.

(II)

As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination of the Accounting Firm hereunder, it is possible that Payments will be made by the Company or a Subsidiary which should not have been made (the “Overpayments”) or that additional Payments which the Company or a Subsidiary has not made could have been made (the “Underpayments”), in each case consistent with the calculations of the Accounting Firm. In the event that the Accounting Firm, based either upon (A) the assertion of a deficiency by the Internal Revenue Service against the Company or a Subsidiary or you which the Accounting Firm believes has a high probability of success or (B) controlling precedent or other substantial authority, determines that an Overpayment has been made, any such Overpayment shall be treated for all purposes as a loan to you which you shall repay to the Company or Subsidiary together with interest at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code; provided, however, that no amount shall be payable by you to the Company or Subsidiary if and to the extent such payment would not reduce the amount which is subject to taxation under Section 1 and Section 4999 of the Code or if the period of limitations for assessment of tax has expired. In the event that the Accounting Firm, based upon controlling precedent or other substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company or Subsidiary to you together with interest at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code.

(c)Notwithstanding any other provision of this Section 2:

(i)If on or before the Vesting Date your employment terminates on account of your death or Disability, then the Committee, in its absolute discretion, may make such full, pro-rata, or no distribution of Company Stock in satisfaction of this Award as it may determine, either to you or, if termination is on account of death, to your surviving spouse, heirs or estate as it may determine, all in its sole and complete discretion; or

(ii)If on or before the Vesting Date your employment terminates on account of your retirement with the approval of the Committee, then:

(A)	If the effective date of retirement is less than 12 months after the Award Date, this Award shall be forfeited and no distribution shall be made; otherwise
(B)

The Target Award in this Award shall be prorated based on the number of months elapsed during the Award term as of the effective date of retirement compared to the total number of months in the original Award term, and the prorated Target Award will be used in the calculation of the actual number of shares deemed earned at the end of the Performance Period based on the achievement of the Performance Goals for each performance measure as set forth on Exhibit A and shall be paid out as provided in section 2(a), excluding any continued employment requirement.

(d)It is intended that all payments and benefits under this Agreement be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and this Agreement shall be construed to the greatest extent possible as consistent with those provisions.  If not so exempt, this Agreement shall, to the extent permissible, be construed in a manner that complies with Section 409A and incorporates by reference all required definitions and payment terms. Notwithstanding the foregoing, the Company makes no representation that this Agreement is exempt from Section 409A and shall have no liability to you for any failure to comply with Section 409A.  You will be fully responsible for any and all taxes or other amounts imposed by Section 409A.

3.Share Ownership Requirements. You are expected to acquire and retain Shares with a fair market value equal to a specified multiple of your total cash compensation (your “Share Ownership Requirement”). If you do not currently meet your Share Ownership Requirement, you must retain 100% of any Award distribution which you receive under section 2 (which will be net of any tax withholdings) until your Share Ownership Requirement is satisfied. Thereafter you must maintain ownership of a sufficient number of Shares to ensure that your Share Ownership Requirement remains satisfied. The satisfaction of the requirements of this section 3 will be reviewed periodically as determined by the Committee. In addition, you may not dispose of any portion of the beneficial interest in Shares received (net of any withheld Shares) on account of the Award within 12 months after the Shares are delivered to you, or such earlier time as you cease to be a “named executive officer” of the Company.

4.Definitions. For purposes of this Award, the following terms have the following meanings:

(a)	“Cause” means, solely for the purposes of this Award:

(i)Your willful and continued failure to perform substantially all of your duties with the Company or a Subsidiary to which you report (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for such performance is delivered to you by the Company’s Chief Executive Officer (“CEO”) or the President of the Subsidiary to which you report, which specifically identifies the manner in which the CEO or President believes that you have not substantially performed your duties, or

(ii)Your willful engagement in (A) illegal conduct (other than minor traffic offenses), or (B) conduct which is in breach of your fiduciary duty to the Company or Subsidiary and which is demonstrably injurious to the Company or Subsidiary, its reputation or its business prospects.

For purposes of this definition, no act or failure to act on your part shall be considered “willful” unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interests of the Company and its subsidiaries. Any act, or failure to act, based upon the instructions of your superior or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Company and its subsidiaries.

(b)“Change of Control” means:

(i)The purchase or other acquisition by any person, entity or group of persons (herein “Acquirer”), within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding, for this purpose, the Company or its subsidiaries or any employee benefit plan of the Company or its subsidiaries), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either the then-outstanding shares of common stock of the Company or the combined voting power of the Company’s then-outstanding voting securities entitled to vote at any general or special meeting of shareholders; or

(ii)A change in composition of the Board of Directors of the Company (the “Board” and, as of the date hereof, the “Incumbent Board”) resulting in individuals who constitute the Incumbent Board ceasing for any reason to constitute at least a majority of the Board, provided that any person who becomes a director subsequent to the date hereof whose election or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be, for purposes of this section, considered as though such person were a member of the Incumbent Board; or

(iii)Approval by the stockholders of the Company of (A) a reorganization, merger or consolidation, in each case with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of, respectively, the common stock and the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated corporation’s then-outstanding voting securities, or (B) a liquidation or dissolution of the Company or of the sale of all or substantially all of the assets of the Company.

Notwithstanding the foregoing, an isolated sale, spin-off, joint venture or other business combination by the Company, which involves one or more divisions of the Company or a Subsidiary and is approved by a majority vote of the Incumbent Board, shall not be deemed to be a Change of Control.

(c)“Company Stock” means the common stock of the Company.

(d)“Disability” means your absence from your duties with the Company or Subsidiary on a full-time basis for ninety (90) consecutive business days as a result of incapacity due to mental or physical illness which incapacity is determined to be total and permanent by a physician selected by the Company or its insurers.

5.Taxes. Shares issued pursuant to this Award shall be valued for tax purposes at the closing price of the Company’s common stock on the New York Stock Exchange on the Vesting Date, or if the Company’s common stock is not traded on such Exchange on the Vesting Date, then on the first day after the Vesting Date on which the Company’s common stock is traded on such Exchange. Sufficient Shares or cash, as the case may be, shall be withheld from any distribution hereunder to satisfy the Company’s tax withholding requirements in respect of such distribution.

6.Covenants.

(a)To the extent that you engage in conduct described in section 6(b) during the period beginning on the Award Date and ending six (6) months after the date on which you receive the distribution of Shares or cash, as the case may be, to which you are or become entitled under section 2 of this Award, you agree that the Company and/or any Subsidiary (as appropriate) shall be entitled to recover amounts as described in section 6(c).

(b)The conduct described in this section 6(b) is any of the following:

(i)As an individual or as a partner, employee, agent, advisor, consultant or in any other capacity of or to any person, firm, corporation or other entity, directly or indirectly carrying on any business or becoming involved in any business activity, which is (A) competitive with the business of the Company or any Subsidiary, as presently conducted and as said business may evolve in the ordinary course, and (B) a business or business activity in which you were engaged in the course of your employment with the Company or any Subsidiary; but notwithstanding the foregoing, nothing herein shall prevent you from being a 2% or less shareholder of a publicly traded corporation;

(ii)As an individual or as a partner, employee, agent, advisor, consultant or in any other capacity of or to any person, firm, corporation or other entity, directly or indirectly recruiting, soliciting or hiring, or assisting anyone else in recruiting, soliciting or hiring, any employee of the Company or any Subsidiary;

(iii)Inducing or attempting to induce, or assisting anyone else to induce or attempt to induce, any customer of the Company or any Subsidiary to discontinue its business with the Company or Subsidiary;

(iv)Engaging in the unauthorized use or disclosure of confidential information or trade secrets of the Company or any Subsidiary resulting in harm to the Company or any Subsidiary; or

(v)Engaging in intentional misconduct resulting in a financial restatement or in an increase in your incentive, bonus, equity compensation or other non-base compensation.

(c)In the event you engage in conduct described in section 6(b), the Company and/or any Subsidiary (as appropriate) shall be entitled:

(i)To cancel this Award; and/or

(ii)To recover from you (1) any Shares or cash, as the case may be, transferred to you under this Award during any period(s) (A) that you were in breach of any of the above described covenants or (B) in the case of intentional misconduct resulting in a financial restatement during the periods that required restatement, but in either case not to exceed three years , and (2) the proceeds from any sales of such shares during the above time periods to the extent such shares transferred to you under this Award have been sold or retained by the Company to pay your taxes. The Committee shall have sole discretion in determining the amount that shall be recovered from you under this subsection (ii).

7.Choice of Law; Venue. This Award shall be construed and administered in accordance with the laws of the State of Missouri without regard to the principles of conflicts of law which might otherwise apply. In light of the fact that the Company is headquartered in St. Louis, Missouri, the Plan was established and is administered in the State of Missouri and the majority of the Committee’s meetings are held in the State of Missouri, any litigation concerning any aspect of this Award shall be conducted exclusively in the State or Federal Courts in the State of Missouri.

8.Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. If any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, (a) the parties agree that such provision(s) will be enforced to the maximum extent permissible under the applicable law, and (b) any invalidity, illegality or unenforceability of a particular provision will not affect any other provision of this Agreement.

9.Amendment. This Award may be amended by written consent between the Company and you, or by the Company to the extent it does not lessen or restrict your rights hereunder.

10.Understanding of Agreement. You acknowledge that you have had a reasonable period of time to study, understand, and consider this Agreement, that you have the right to consult with counsel of your choice prior to signing the Agreement, that you have read the Agreement and understand all of its terms, that you are entering into the Agreement knowingly and voluntarily, that in so doing you are not relying upon any statements or representations of the Company or its agents other than as expressly provided in this Agreement, and that the Agreement is fair and reasonable.

This Agreement will become effective as of the Award Date subject to your execution below.

ESCO TECHNOLOGIES INC.	AGREED TO AND ACCEPTED:

By:
Vice President	Participant
Date Signed:	Date Signed:

EXHIBIT A TO

FISCAL YEAR 20   PERFORMANCE SHARE UNIT AWARD AGREEMENT

Award Recipient:	_____________________________ (“you”)
Award Date:	, 20
Target Award:	_______ Performance Share Units
Performance Period:	The three year period beginning on October 1, 20 and ending on September 30, 20 .
Performance Measures:	See Performance Table below and related Notes
Vesting Date:

The date the Committee approves the resolution certifying the actual performance achieved for each Performance Measure compared to the Performance Goals for each Performance Measure. The Committee will review the level of achievement of the Performance Goals within a reasonable period of time following the end of the Performance Period and any earned portion of the award will be converted into shares of Company Stock and distributed as promptly as practicable thereafter.

As part of your incentive compensation the Company has awarded you a number of Performance Share Units (“PSUs”), as set forth in the Performance Share Unit Award Agreement to which this Exhibit is attached and in which it is incorporated by reference (the “Award”). Capitalized terms used in the Exhibit have the meanings given herein, or in the Award Agreement or the Plan, as the case may be.

The Award consists of the number of PSUs set forth under “Target Award” above. If all of the conditions of the Award are satisfied, on the Vesting Date set forth above the Target Award will be converted into a number of shares of the Company’s common stock (“Shares”) determined by the percentage of each Performance Measure that was achieved by the end of the Performance Period, as described below and in the Performance Table. For example, if the Company’s performance equals the Target Performance Level for a given Performance Measure, each PSU in the portion of the Award which is subject to that Performance Measure will be converted into one Share, for a total number of Shares equal to 100% of the number of PSUs awarded.

For performance between the Threshold and Target Performance Levels or between the Target and Maximum Performance Levels, the PSU conversion rate for each Performance Measure will be interpolated between the levels on a straight line basis, rounded down to the nearest whole number of Shares. Failure to achieve the Threshold Performance Level for a Performance Measure will result in no Shares being issued for the PSUs in the portion of the Award which is subject to that Performance Measure, and no additional Shares will be issued for performance exceeding the Maximum Performance Level for a Performance Measure.

The Performance Table on the following page outlines each Performance Measure and its weighting, and the Performance Goals for achievement of each Performance Level at the end of the Performance Period:

Performance Table for Fiscal 20   PSU Awards

Performance Measure	Weight (Percent of Target Award	Performance Level	Performance Goals	PSU Conversion Rate into Shares as Percent of Target
rTSR (See Note A)%		Below Threshold	Achieve less than the th percentile ranking within the Peer Group	0%
		Threshold	Achieve th percentile ranking within the Peer Group	50%
		Target	Achieve th percentile ranking within the Peer Group	100%
		Maximum	Achieve th percentile ranking within the Peer Group	200%
EBITDA (See Note B)%		Below Threshold	Achieve less than % of EBITDA target	0%
		Threshold	Achieve % of EBITDA target	50%
		Target	Cumulative EBITDA through Performance Period = $____ Million	100%
		Maximum	Achieve % of EBITDA target	200%

Notes:

(A)Total Shareholder Return (TSR) shall mean the stock price appreciation from the beginning to the end of the Performance Period, plus dividends and distributions made or declared during the Performance Period (it shall be assumed that such dividends or distributions are reinvested in the common stock of the Company or the applicable member of the Index as of the ex-dividend date), expressed as a percentage return. The Peer Group is comprised of the member companies in the S&P 600 Industrials Index (Index) at the beginning of the Performance Period, excluding the Company. TSR for the Company and each company in the Peer Group will be calculated by subtracting the Closing Average Share Value from the Opening Average Share Value (plus dividends and distributions during the Performance Period) then dividing that result by the Opening Average Share Value. For purposes of this Award, “Closing Average Share Value” means the average closing value of the common stock, for the 20 trading days ending on the last day of the Performance Period (i.e., the 20 trading days ending on September 30, 20  ); “Opening Average Share Value” means the average of the closing price of a share of common stock for the 20 trading days preceding the start of the Performance Period. Once the TSR values are calculated for the Peer Group, the values will be numerically ranked and the median of the TSR percentile ranking will be identified as the 50th percentile. The Company’s relative TSR (rTSR) Performance Measure will be scored by comparing the Company’s TSR value to the percentile ranking of the Peer Group.

(B)The EBITDA Target is based on EBITDA growth targets approved by the HRCC for the Performance Period. When the actual cumulative results are available at the end of the Performance Period they will be compared to the EBITDA Target and scored. If performance is at or above the Threshold then the payout percentage will be awarded according to the Performance Table.

EBITDA will be defined and measured in accordance with generally accepted accounting principles (GAAP) and may include or exclude (or be adjusted to include or exclude) unusual or infrequently occurring items, the impact of charges for restructurings or productivity initiatives, non-operating items, discontinued operations and other unusual and non-recurring items, the effects of currency fluctuations, the effects of financial activities (by way of example, without limitation, the effect of earnings per share of issuing convertible debt securities), the effects of acquisitions and acquisition expenses, the effects of divestiture and divestiture expenses, and the effects of tax or accounting changes. However, notwithstanding the preceding sentence, unless the Committee determines otherwise either at the time it establishes the Performance Goals for an award or prior to the payment of the award, if any of the items referenced in the preceding sentence occurs, then such item shall be automatically excluded or included in determining the extent to which the Performance Goal has been achieved, whichever will produce the higher award (subject to any exercise of “negative discretion” by the Committee).